Exhibit 99.1

N E W S   R E L E A S E

CONTACT:	Michael Berman	FOR IMMEDIATE RELEASE
	(312) 279-1496	October 17, 2011

ELS REPORTS THIRD QUARTER RESULTS

Issues Preliminary 2012 Guidance

CHICAGO, IL – October 17, 2011 – Equity LifeStyle Properties, Inc. (NYSE: ELS) (the “Company”) today announced results for the three and nine months ended September 30, 2011.

a)	Financial Results

For the three months ended September 30, 2011, Funds From Operations (“FFO”) were $31.8 million, or $0.73 per share on a fully-diluted basis, compared to $32.7 million, or $0.92 per share on a fully-diluted basis, for the same period in 2010. For the nine months ended September 30, 2011, FFO was $99.7 million, or $2.57 per share on a fully-diluted basis, compared to $97.3 million, or $2.74 per share on a fully-diluted basis, for the same period in 2010. Excluding approximately $15.2 million and $17.3 million in transaction costs incurred in connection with the Acquisition (as described below) during the three and nine months ended September 30, 2011, respectively, FFO would have been $47.0 million and $117.0 million, or $1.08 and $3.01 per share on a fully-diluted basis, for the three and nine months ended September 30, 2011, respectively.

Net loss available to common stockholders totaled ($2.9) million, or ($0.07) per share on a fully-diluted basis, for the three months ended September 30, 2011 compared to net income available to common stockholders of $11.6 million, or $0.37 per share on a fully-diluted basis, for the same period in 2010. Net income available to common stockholders totaled $22.9 million, or $0.67 per share on a fully-diluted basis for the nine months ended September 30, 2011, compared to $32.6 million, or $1.06 per share on a fully-diluted basis, for the same period in 2010. Excluding approximately $15.2 million and $17.3 million in transaction costs incurred in connection with the Acquisition (as described below) during the three and nine months ended September 30, 2011, respectively, net income available to common stockholders would have been $12.4 million and $40.3 million, or $0.28 and $1.04 per share on a fully-diluted basis, for the three and nine months ended September 30, 2011, respectively. See the attachment to this press release for a reconciliation of FFO and FFO per share to net income available to common shares and net income per common share, respectively, the most directly comparable GAAP measures.

b)	Portfolio Performance

For the three months ended September 30, 2011 property operating revenues, excluding deferrals, were $154.6 million, compared to $130.6 million in the same period in 2010. Our property operating revenues for the nine months ended September 30, 2011 were $411.8 million, compared to $385.6 million for the same period in 2010. Our property operating revenues for the three and nine months ended September 30, 2011 include approximately $22.1 million of property operating revenues from 58 properties acquired during the three months ended September 30, 2011.

For the three months ended September 30, 2011, our Core property operating revenues increased approximately 1.5 percent as compared to the same period in 2010. Core property operating expenses for the three months ended September 30, 2011 decreased approximately 0.7 percent, resulting in an increase of approximately 4.1 percent to income from Core property operations over the same period in 2010. For the nine months ended September 30, 2011, our Core property operating revenues increased approximately 1.0 percent and Core property operating expenses decreased approximately 0.7 percent, resulting in an increase of approximately 2.8 percent to income from Core property operations over the same period in 2010.

A number of the Company’s locations on the east coast of the United States were closed during the weekend of August 27th due to power outages and other weather related issues caused by Hurricane Irene and a few properties remained closed over the Labor Day holiday weekend. As a result of Hurricane Irene, the Company’s income from Core property operations was approximately $0.6 million less than expected due to the costs associated with the clean-up of flood damage and other items such as wind blown debris, falling trees and tree branches as well as reduced transient RV income due to property closures.

c)	Asset-related Transactions

On May 31, 2011, the Company’s operating partnership entered into purchase and other agreements (the “Purchase Agreements”) to acquire a portfolio of 75 manufactured home communities and one RV resort (the “Acquisition Properties”) containing 31,167 sites on approximately 6,500 acres located in 16 states (primarily located in Florida and the northeastern region of the United States) and certain manufactured homes and loans secured by manufactured homes located at the Acquisition Properties (the “Home Related Assets”) for a stated purchase price of $1.43 billion (the “Acquisition”). Total transaction costs associated with the Acquisition are expected to be approximately $22 million of which approximately $17.3 million were incurred during the nine months ended September 30, 2011.

During the three months ended September 30, 2011, the Company closed on 58 of the Acquisition Properties and certain Home Related Assets associated with such 58 Acquisition Properties for a stated aggregate purchase price of approximately $1,047.0 million. The Company funded the purchase price of these closings with (i) the issuance of 1,708,276 shares of its Common Stock, to the seller with an aggregate stated value of approximately $99.1 million, (ii) the issuance of 1,242,462 shares of Series B Subordinated Non-Voting Cumulative Preferred Stock (“Series B Preferred Stock”) to the seller with an aggregate stated value of approximately $72.1 million, (iii) the assumption of approximately $328.0 million of mortgage debt secured by 18 Acquisition Properties, (iv) approximately $200 million of cash from an unsecured term loan we closed on July 1, 2011 and (iv) cash of approximately $348.0 million primarily from net proceeds of the June 2011 Common Stock offering. The assumed mortgage debt has stated interest rates ranging from 4.65% to 7.31% per annum and matures on dates ranging from 2013 to 2020.

During October of 2011, the Company closed on three of the Acquisition Properties and certain Home Related Assets associated with such three Acquisition Properties for a stated aggregate purchase price of approximately $110 million. The Company funded the purchase price of this closing with (i) the issuance of 497,538 shares of Series B Preferred Stock to the seller with an aggregate stated value of approximately $29.0 million, (ii) the assumption of approximately $56.0 million of mortgage debt secured by the three Acquisition Properties and (iii) approximately $25.0 million of cash. The Company expects to close on 14 of the remaining Acquisition Properties on or before November 1, 2011. As previously discussed in our press release dated October 3, 2011, the Company is continuing to perform due diligence on the Clinton property and therefore, the Company is unable to provide a current estimate of a closing date for the Clinton property. The remainder of the Acquisition is also subject to other customary closing conditions. Accordingly, no assurances can be given that the remainder of the Acquisition will be completed in its entirety in accordance with the anticipated timing or at all.

d)	Balance Sheet

Our cash balance as of September 30, 2011 was approximately $213.0 million. We expect to use most of our September 30, 2011 cash balance on the completion of the Acquisition during the fourth quarter of 2011. Our average long-term debt balance was approximately $2.1 billion in the quarter, with a weighted average interest rate, including amortization, of approximately 5.83 percent per annum and weighted average maturity of 5.70 years. Interest coverage was approximately 2.5 times in the quarter ended September 30, 2011.

During the three months ended September 30, 2011, the Company closed on $200.0 million of financings secured by 20 manufactured home communities and three resort properties with a weighted average interest rate of 5.02% per annum, maturing in 2021.

e)	Guidance

A supplemental package with additional information on September 30, 2011 results, the Acquisition and guidance is available via the Company’s website in the Investor Information section under Quarterly Supplemental Packages and will be filed as Exhibit 99.2 on the Company’s Form 8-K filed on October 18, 2011.

The Company’s annualized dividend for 2011 is $1.50 per common share. At the next quarterly Board of Directors meeting, management of the Company intends to recommend an increase of $0.25 per common share to the annual dividend for 2012 for a total dividend of $1.75 per common share.

The Company’s guidance acknowledges the existence of volatile economic conditions, which may impact our current guidance assumptions. Factors impacting 2011 and 2012 guidance include, but are not limited to the following: (i) the mix of site usage within the portfolio; (ii) yield management on our short-term resort sites; (iii) scheduled or implemented rate increases on community and resort sites; (iv) scheduled or implemented rate increases of annual payments under right-to-use contracts, (v) occupancy changes; (vi) our ability to retain and attract customers renewing or entering right-to-use contracts, (vii) completion of the Acquisition in its entirety and on the schedule assumed, (viii) transaction costs associated with the Acquisition and (ix) our ability to integrate and operate the Acquisition Properties in accordance with our estimates. Results for 2011 and 2012 also may be impacted by, among other things (i) continued competitive housing options and new home sales initiatives impacting occupancy levels at certain properties; (ii) variability in income from home sales operations, including anticipated expansion projects; (iii) potential effects of uncontrollable factors such as environmental remediation costs and hurricanes; (iv) potential acquisitions, investments and dispositions; (v) mortgage debt maturing during 2012; (vi) changes in interest rates; and (vii) continued initiatives regarding rent control legislation in California and related legal fees. Quarter-to-quarter results during the year are impacted by the seasonality at certain of the properties.

As of October 17, 2011, Equity LifeStyle Properties, Inc. owns or has an interest in 368 quality properties in 32 states and British Columbia consisting of 136,100 sites. The Company is a self-administered, self-managed, real estate investment trust (REIT) with headquarters in Chicago.

A live webcast of Equity LifeStyle Properties, Inc.’s conference call discussing these results will be available via the Company’s website in the Investor Info section at www.equitylifestyle.com at 10:00 a.m. Central time on October 18, 2011.

This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used, words such as “anticipate,” “expect,” “believe,” “project,” “intend,” “may be” and “will be” and similar words or phrases, or the negative thereof, unless the context requires otherwise, are intended to identify forward-looking statements and may include, without limitation, information regarding the Company’s expectations, goals or intentions regarding the future, statements regarding the anticipated closing of its pending Acquisition and the expected effect of the Acquisition on the Company. These forward-looking statements are subject to numerous assumptions, risks and uncertainties, including, but not limited to:

•

the Company’s ability to control costs, real estate market conditions, the actual rate of decline in customers, the actual use of sites by customers and its success in acquiring new customers at its Properties (including those that it may acquire);

•	the Company’s ability to maintain historical rental rates and occupancy with respect to Properties currently owned or that the Company may acquire;

•	the Company’s assumptions about rental and home sales markets;

•	the Company’s assumptions and guidance concerning 2011 and 2012 estimated net income and funds from operations;

•

in the age-qualified Properties, home sales results could be impacted by the ability of potential homebuyers to sell their existing residences as well as by financial, credit and capital markets volatility;

•

results from home sales and occupancy will continue to be impacted by local economic conditions, lack of affordable manufactured home financing and competition from alternative housing options including site-built single-family housing;

•	impact of government intervention to stabilize site-built single family housing and not manufactured housing;

•

the completion of the Acquisition in its entirety and future acquisitions, if any, timing and effective integration with respect thereto and the Company’s estimates regarding the future performance of the Acquisition Properties;

•	unanticipated costs or unforeseen liabilities associated with the Acquisition;

•	ability to obtain financing or refinance existing debt on favorable terms or at all;

•	the effect of interest rates;

•	the dilutive effects of issuing additional securities;

•	the effect of accounting for the entry of contracts with customers representing a right-to-use the Properties under the Codification Topic “Revenue Recognition;” and

•	other risks indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. The Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

Tables follow:

Equity LifeStyle Properties, Inc.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands except for per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Revenues:
Community base rental income	$87,149	$65,043	$219,740	$194,066
Resort base rental income	36,139	35,991	101,858	101,440
Right-to-use annual payments	12,444	12,554	37,019	37,628
Right-to-use contracts current period, gross	4,386	4,552	13,096	15,170
Right-to-use contracts, deferred, net of prior period amortization	(2,858)	(3,330)	(8,768)	(11,829)
Utility and other income	14,498	12,490	40,044	37,297
Gross revenues from home sales	1,636	1,765	4,281	4,759
Brokered resale revenues, net	141	237	608	718
Ancillary services revenues, net	1,134	1,262	2,261	2,458
Interest income	2,328	1,048	4,379	3,237
Income from other investments, net	4,394	2,583	6,242	5,244

Total revenues	161,391	134,195	420,760	390,188

Expenses:
Property operating and maintenance	56,451	51,495	148,417	141,947
Real estate taxes	10,304	7,938	26,522	24,578
Sales and marketing, gross	2,950	3,052	8,289	9,900
Sales and marketing, deferred commissions, net	(1,148)	(1,274)	(3,495)	(4,343)
Property management	9,201	8,373	25,857	24,906
Depreciation on real estate and other costs	32,448	17,096	66,960	50,959
Cost of home sales	1,552	1,431	4,020	4,318
Home selling expenses	356	456	1,239	1,388
General and administrative	6,412	5,818	18,070	17,042
Transaction costs	15,216	—	17,333	—
Rent control initiatives	211	106	799	1,119
Depreciation on corporate assets	256	246	759	835
Interest and related amortization	26,084	22,465	68,931	69,221

Total expenses	160,293	117,202	383,701	341,870

Income before equity in income of unconsolidated joint ventures	1,098	16,993	37,059	48,318

Equity in income of unconsolidated joint ventures	257	314	1,582	1,714

Consolidated income from continuing operations	1,355	17,307	38,641	50,032

Discontinued Operations:
Loss from discontinued operations	—	—	—	(231)

Consolidated net income	1,355	17,307	38,641	49,801

Loss (income) allocated to non-controlling interest – Common OP Units	289	(1,722)	(3,121)	(5,083)
Income allocated to non-controlling interest – Perpetual Preferred OP Units	—	(4,031)	(2,801)	(12,101)
Series A Redeemable Perpetual Preferred Stock Dividends	(4,031)	—	(9,319)	—
Series B Redeemable Preferred Stock Dividends	(466)	—	(466)	—

Net (loss) income available for Common Shares	$(2,853)	$$11,554	$22,934	$32,617

Net (loss) income per Common Share – Basic	$(0.07)	$0.38	$0.67	$1.07
Net (loss) income per Common Share – Fully Diluted (1)	$(0.07)	$0.37	$0.67	$1.06

Average Common Shares – Basic	38,346	30,620	34,017	30,447
Average Common Shares and OP Units – Basic	43,230	35,260	38,530	35,239
Average Common Shares and OP Units – Fully Diluted	43,602	35,530	38,858	35,491

(1)	As a result of the Net loss available for Common Shares for the three months ended September 30, 2011, both the Company’s Common OP Units and the Series B Preferred Stock are considered anti-dilutive, and excluded from the computation of the Net Loss Per Common Share – Fully Diluted for the three months ended September 30, 2011 only.

Equity LifeStyle Properties, Inc.

(Unaudited)

	Three Months Ended		Nine Months Ended
Reconciliation of Net (Loss) Income to FFO and FAD (amounts in 000s, except for per share data)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Computation of funds from operations:
Net (loss) income available for Common Shares	$(2,853)	$11,554	$22,934	$32,617
(Loss) income allocated to common OP Units	(289)	1,722	3,121	5,083
Series B Redeemable Preferred Stock Dividends	466	—	466	—
Right-to-use contract upfront payment, deferred, net (1)	2,858	3,330	8,768	11,829
Right-to-use contract commissions, deferred, net(2)	(1,148)	(1,274)	(3,495)	(4,343)
Depreciation on real estate assets and other costs	32,448	17,096	66,960	50,959
Depreciation on unconsolidated joint ventures	307	305	921	913
Loss on discontinued operations	—	—	—	231

Funds from operations (FFO)	$31,789	$32,733	$99,675	$97,289

Non-revenue producing improvements to real estate	(6,618)	(4,913)	(14,614)	(13,982)

Funds available for distribution (FAD)	$25,171	$27,820	$85,061	$83,307

FFO per Common Share – Basic	$0.74	$0.93	$2.59	$2.76
FFO per Common Share – Fully Diluted	$0.73	$0.92	$2.57	$2.74

FAD per Common Share – Basic	$0.58	$0.79	$2.21	$2.36
FAD per Common Share – Fully Diluted	$0.58	$0.78	$2.19	$2.35

(2)	The Company is required by GAAP to defer recognition of the non-refundable upfront payments from the entry of right-to-use contracts over the estimated customer life. The customer life is currently estimated to range from one to 31 years and is determined based upon historical attrition rates provided to the Company by Privileged Access. The amount shown represents the deferral of a substantial portion of current period contract sales, offset by the amortization of prior period sales.
(3)	The Company is required by GAAP to defer recognition of the commission paid related to the entry of right-to-use contracts. The deferred commissions will be amortized on the same method as the related non-refundable upfront payments from the entry of right-to-use contracts. The amount shown represents the deferral of a substantial portion of current period contract commissions, offset by the amortization of prior period commissions.

Total Common Shares and OP Units Outstanding:	As Of September 30, 2011	As Of December 31, 2010
Total Common Shares Outstanding	39,240,264	30,972,353
Total Common OP Units Outstanding	4,108,942	4,431,420

Selected Balance Sheet Data:	September 30, 2011 (amounts in 000s)	December 31, 2010 (amounts in 000s)
Net investment in real estate	$2,914,307	$1,884,322
Cash and short-term investments	$212,796	$64,925
Total assets	$3,292,805	$2,048,395

Mortgage notes payable	$1,893,298	$1,412,919
Term loan	$200,000	$—
Unsecured lines of credit(1)	$—	$—
Total liabilities	$2,308,412	$1,588,237
Perpetual Preferred OP Units	$—	$200,000
8.034% Series A Cumulative Redeemable Perpetual Preferred Stock	$200,000	$—
Series B Subordinated Non-Voting Cumulative Redeemable Preferred Stock	$84,234	$—
Total equity	$700,159	$260,158

(1)	As of September 30, 2011, the Company has an unsecured line of credit with a borrowing capacity of $380.0 million, accrues interest at LIBOR plus 1.65% to 2.50% per annum and contains a 0.30% to 0.40% facility fee. The unsecured line of credit matures on September 18, 2015 and has an eight-month extension option.

Equity LifeStyle Properties, Inc.

(Unaudited)

Summary of Total Sites as of September 30, 2011:

Sites

Community sites	67,200
Resort sites:
Annuals	20,800
Seasonal	8,900
Transient	9,700
Membership (1)	24,300
Joint Ventures (2)	3,100

134,000

(1)	Sites primarily utilized by approximately 106,000 members.
(2)	Joint Venture income is included in Equity in income from unconsolidated joint ventures.

Manufactured Home Site Figures and Occupancy Averages: (1)	Three Months Ended		Nine Months Ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Total Sites	62,549	44,232	50,246	44,232
Occupied Sites	55,442	39,901	45,167	39,852
Occupancy %	88.6%	90.2%	89.9%	90.1%
Monthly Base Rent Per Site	$523.97	$543.36	$540.57	$541.08
Core (2) Monthly Base Rent Per Site $51	$555.14	$543.43	$553.13	$541.15

	Three Months Ended		Nine Months Ended
Home Sales: (1) (Dollar amounts in thousands)	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
New Home Sales Volume (3)	13	22	40	62
New Home Sales Gross Revenues	$517	$1,030	$1,666	$2,112

Used Home Sales Volume (4)	240	209	603	577
Used Home Sales Gross Revenues	$1,119	$735	$2,615	$2,647

Brokered Home Resale Volume	177	147	549	525
Brokered Home Resale Revenues, net	$141	$237	$608	$718

(1)	Results of continuing operations, excludes discontinued operations.
(2)	The Core Portfolio may change from time-to-time depending on acquisitions, dispositions and significant transactions or unique situations. The 2011 Core Portfolio includes all Properties acquired prior to December 31, 2009 and which have been owned and operated by the Company continuously since January 1, 2010. Core growth percentages exclude the impact of GAAP deferrals of membership sales and related commission.
(3)	The three and nine months ended September 30, 2011, included three third-party dealer sales. The three and nine months ended September 30, 2010, included four and 13 third-party dealer sales, respectively.
(4)	The three and nine months ended September 30, 2011, included zero and one third-party dealer sales, respectively. The three and nine months ended September 30, 2010, included eight and ten third-party dealer sales, respectively.

Equity LifeStyle Properties, Inc.

Non-GAAP Financial Measures

Funds from Operations (“FFO”), is a non-GAAP financial measure. The Company believes that FFO, as defined by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), is generally an appropriate measure of performance for an equity REIT. While FFO is a relevant and widely used measure of operating performance for equity REITs, it does not represent cash flow from operations or net income as defined by GAAP, and it should not be considered as an alternative to these indicators in evaluating liquidity or operating performance.

The Company defines FFO as net income, computed in accordance with GAAP, excluding gains or actual or estimated losses from sales of properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. The Company receives up-front non-refundable payments from the entry of right-to-use contracts. In accordance with GAAP, the upfront non-refundable payments and related commissions are deferred and amortized over the estimated customer life. Although the NAREIT definition of FFO does not address the treatment of nonrefundable right-to-use payments, the Company believes that it is appropriate to adjust for the impact of the deferral activity in its calculation of FFO. The Company believes that FFO is helpful to investors as one of several measures of the performance of an equity REIT. The Company further believes that by excluding the effect of depreciation, amortization and gains or actual or estimated losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and among other equity REITs. The Company believes that the adjustment to FFO for the net revenue deferral of upfront non-refundable payments and expense deferral of right-to-use contract commissions also facilitates the comparison to other equity REITs. Investors should review FFO, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating the Company’s operating performance. The Company computes FFO in accordance with its interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does. Funds available for distribution (“FAD”) is a non-GAAP financial measure. FAD is defined as FFO less non-revenue producing capital expenditures. Investors should review FFO and FAD, along with GAAP net income and cash flow from operating activities, investing activities and financing activities, when evaluating the Company’s operating performance. FFO and FAD do not represent cash generated from operating activities in accordance with GAAP, nor do they represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of the Company’s financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of the Company’s liquidity, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make cash distributions.